EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 21, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Renaissance Learning, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 24, 2005